Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement Nos. 333-167108 and 333-175047 on Form S-3 of our report dated February 29, 2012, relating to the consolidated financial statements of DCP Southeast Texas Holdings, GP (which report expresses an unqualified opinion including an explanatory paragraph referring to the preparation of the DCP Southeast Texas Holdings, GP consolidated financial statements prior to January 1, 2011 from the separate records maintained by DCP Midstream, LLC) appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado February 29, 2012